Exhibit 3.75

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

WYSE TECHNOLOGY L.L.C.

January 9, 2020

Pursuant to Section 18-202 and Section 18-208 of the Delaware Limited Liability Company Act (the “DLLCA”), Wyse Technology L.L.C. (the “Company”) has adopted this Amended and Restated Certificate of Formation, which has been duly adopted by the manager and member of the Company by written consent pursuant to Section 18-404(d) and Section 18-302(d) of the DLLCA in accordance with the provisions of said Section 18-202 and Section 18-208. The date of the filing of the Company’s original Certificate of Formation was January 23, 2013 under the current name of the Company: “Wyse Technology L.L.C.” (the “Original Certificate of Formation”).

This Amended and Restated Certificate of Formation restates, integrates and amends the Company’s Original Certificate of Formation (as previously amended) in its entirety to read as set forth herein:

1.	The name of the limited liability company is Wyse Technology L.L.C.

2.

The address of the registered office of the Company in the State of Delaware is: Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808-1674. The name of the registered agent of the Company at such address is Corporation Service Company.

3.	The following officers of the Company, among others, have been duly appointed by the manager of the Company:

Name	Title
Richard Jay Rothberg	General Counsel and Secretary
Robert Linn Potts	Senior Vice President and Assistant Secretary

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Formation of the Company has been duly executed as of the date first written above and is being filed in accordance with Section 18-202 and 18-208 of the DLLCA.

WYSE TECHNOLOGY L.L.C.

By:	/s/ Robert L. Potts
Name:	Robert L. Potts
Title:	Senior Vice President and Assistant Secretary